EXHIBIT 99.1

News Release

Media Inquiries	Investor Inquiries

Bill Price	MaryAnn Niebojeski
908-582-4820 (office)	908-582-7793 (office)
800-759-8888, Pin # 2584777 (pager)	888-264-8403 (pager)
williamprice@lucent.com	mn36@lucent.com

Frank Briamonte	Dina Fede
908-582-3193 (office)	908-582-0366 (office)
800-607-9849 (pager)	888-417-3212 (pager)
fbriamonte@lucent.com	fede@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2003

•	Financial results in line with guidance

•	Revenues of $2.08 billion for the quarter and loss per share of 11 cents

•	Expects second quarter revenues to increase to about $2.5 billion

•	Reaffirms return to profitability in fiscal 2003

•	Repurchased more than $1 billion of convertible securities to date

FOR RELEASE: WEDNESDAY, JANUARY 22, 2003

     MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the first quarter of fiscal 2003, which ended Dec. 31, 2002, in accordance with U.S. generally accepted accounting principles (GAAP). The company recorded revenues of $2.08 billion in the quarter, which represented a 9 percent sequential decline from the $2.28 billion in revenues achieved in the fourth quarter of fiscal 2002. The company had previously stated that revenues for the quarter would be flat to down 10 percent on a sequential basis. The company recorded $3.58 billion in revenues in the year-ago quarter.

     The company’s net loss for the quarter was $264 million or 11 cents per share1. These results compare with a loss of $2.81 billion or 84 cents per share in the fourth quarter of fiscal 2002 and a loss of $423 million or 14 cents per share in the year-ago quarter.

     The first quarter’s loss per share included the favorable impact of 5 cents per share2 due to the reduction of reserves for a legal settlement associated with Lucent’s former consumer products leasing business and certain business restructuring actions, as well as customer financing recoveries. These favorable items were partially offset by a negative impact of 1 cent per share2 from the repurchase of convertible securities, including the resulting tax benefits. These items resulted in a net favorable impact of 4 cents per share in the first quarter.

     By comparison, the loss per share for the fourth quarter of fiscal 2002 was negatively impacted by charges of 59 cents per share2, primarily due to business restructuring charges, a significant customer financing default and other asset impairment charges. The loss per share for the year-ago quarter was favorably impacted by 13 cents per share2, primarily due to gains related to the sale of the optical fiber business and certain other investments and the reversal of certain business restructuring charges. In addition, results for the year-ago quarter included significant tax benefits, which are not currently recognized due to the full valuation allowance on the company’s net deferred tax assets.

EXECUTIVE COMMENTARY ON FINANCIAL RESULTS AND OUTLOOK

     “We made good progress on our path to profitability with an improvement in gross margins and continued reductions in expenses, despite a decline in revenue that was in line with the low end of our guidance. We did what we said we would do this past quarter,” said Lucent Chief Executive Officer Patricia Russo.

     “We also announced 20 new contracts in the past quarter and continue to expect a significant increase in revenues this quarter.”

     While not forecasting an improvement in the overall market, Lucent continues to expect an increase in its revenues to about $2.5 billion in the second quarter of fiscal 2003. Excluding the net favorable impact of 4 cents per share in the first quarter, the company expects sequential improvement to the bottom line in the second quarter. The company also reiterated that it continues to work toward a return to profitability in late fiscal 2003.

     Lucent Chief Financial Officer Frank D’Amelio emphasized, “With the ongoing actions to reduce our cost and expense structure, we still expect to achieve EPS breakeven at $2.5 billion of quarterly revenue by the end of the fiscal year, and we are working to reduce that breakeven further. In the second quarter, we expect to see margin improvements as we increase our volumes and continue to get traction from our latest restructuring actions. We remain totally focused on executing our plan.”

BALANCE SHEET UPDATE

     As of Dec. 31, 2002, Lucent had $3.7 billion in cash and short-term investments. This represents a decline of approximately $700 million in the quarter, which was less than originally planned. The decline primarily resulted from cash used in operations, business restructuring and capital spending.

     The total cash expected to be used for the full fiscal year remains as previously forecast. The company reaffirmed that it has sufficient liquidity to fund its plans, and as stated previously, it still expects to end fiscal 2003 with more than $2 billion in cash.

     During the quarter, Lucent repurchased $392 million of its 8% convertible preferred stock and $218 million of its 7.75% trust preferred securities for 214 million shares of common stock. Additionally, since Dec. 31, 2002, Lucent repurchased another $143 million of its 8% convertible preferred stock and $170 million of its 7.75% trust preferred securities for 116 million shares of common stock. Since beginning its repurchases in the fourth quarter of fiscal 2002, the company has repurchased a total of more than $1 billion of convertible securities to date.

     The company also said today that it has elected to pay the semiannual dividend on its 8% convertible preferred stock by issuing shares of its common stock to preferred shareowners. Under the terms of this security, the shares of common stock will be sold so that preferred shareowners will receive cash.

GROSS MARGIN AND OPERATING EXPENSES

     Gross margin for the quarter was 22 percent of revenues as compared with negative 15 percent for the fourth quarter of fiscal 2002, a sequential increase of 37 percentage points. The fourth quarter of fiscal 2002 was adversely impacted by approximately $700 million of charges, or about 31 percentage points, primarily resulting from additional inventory-related charges and adjustments related to certain long-term contracts and customer obligations, including a significant customer financing default. In the year-ago quarter, gross margin was 12 percent.

     Operating expenses for the first quarter of fiscal 2003 were $766 million as compared with $2.45 billion for the fourth quarter of fiscal 2002. The sequential decrease was driven by the fourth quarter’s significant business restructuring charges, a significant customer financing default and asset impairment charges, as well as the first quarter’s continuing cost reductions and lower provisions for bad debt and customer financing. In the year-ago quarter, operating expenses were $1.79 billion. The decrease from the year-ago quarter was driven by lower provisions for bad debt and customer financing and cost savings resulting from the company’s business restructuring actions.

REVIEW OF OPERATIONS – THREE MONTHS ENDED DEC. 31, 2002

     On a sequential basis, revenues in the U.S. declined 10 percent to $1.29 billion and international revenues decreased 7 percent to $783 million. Compared with the year-ago quarter, the U.S. and international revenues each decreased 42 percent. The declines were primarily due to continuing reductions in capital spending by service providers.

     Despite continuing market declines in the quarter, Lucent announced 20 new contracts representing close to $1.5 billion in revenues.

     The company also continued to deploy products to help its customers evolve and expand existing networks and introduced new products that add next-generation capabilities where customers need them.

     Lucent’s Worldwide Services organization played a major role in many of Lucent’s contract wins and also won an “Investing in Excellence” award from BT in December. The award acknowledged Lucent’s role in effectively supporting BT’s network infrastructure and helping BT reduce overall costs and operational expenditures.

Integrated Network Solutions (INS)

     Revenues for the first quarter of fiscal 2003 were $1.02 billion, a decrease of 18 percent sequentially and a decrease of 45 percent compared with the year-ago quarter.

     Recent highlights include:

•	Announcing the Lucent 5E-XCtm switch – a significant upgrade to the Lucent 5ESS® switch – and that SBC would begin to deploy it immediately. The 5E-XC switch triples the capacity of existing switches, requires less space, and can save customers up to 50 percent annually in operating costs. It also provides a cost-effective optical interface and upgrade path to IP networking.

•	Winning optical networking contracts in China, Belgium, Poland, the Czech Republic and Indonesia.

•	Introducing a new Line Access Gateway, to be deployed by Korea Telecom, which supports twice as many subscribers as Lucent’s previous gateway.

Mobility Solutions

     Revenues for the first quarter of fiscal 2003 were $1.01 billion, an increase of 9 percent sequentially and a decrease of 31 percent compared with the year-ago quarter.

     During the quarter, Lucent continued its CDMA market leadership with a series of significant 3G CDMA contract announcements, including Tata Teleservices and Reliance Infocom, both in India; Metro PCS for $190 million, U.S. Cellular for $100 million, and with China Unicom for hundreds of millions of dollars.

     Other recent highlights include:

•	Announcing a new flagship CDMA base station, the Flexent® OneBTS™, and that Verizon Wireless would be among its first customers. Built on a revolutionary technology platform that can support CDMA and UMTS, this new base station provides customers with significant cost savings and time-to-market advantages.

•	Announcing Sprint would deploy a new Lucent base station called the Flexent CDMA Enhanced Distributed Base Station that, because of its compact design, can serve as either a cost-effective capacity “add-on” for existing base stations in heavily populated areas, or as a stand-alone base station to support service in low density population areas.

     Just this week, Lucent announced a 3G UMTS pilot network trial for high-speed data services with T-Mobile of Germany and a multimillion dollar contract with Orange in the UK to provide solutions and services that will boost the capacity of its ATM Access Transport network as it rolls out 3G service offerings.

     The quarterly earnings conference call will take place today at 8:30 a.m. EST and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through Jan. 29, 2003.

     Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

     This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industries in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; continued net losses may reduce or impair our legally available surplus; our ability to realize the benefits we expect from our strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture most of our products; the cost and other risks inherent in our long-term sales agreements; our product portfolio and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; the social, political and economic risks of our foreign operations; the impact if our common stock is de-listed from the New York Stock Exchange; and the costs and risks associated with our pension and postretirement benefit obligations. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

[1]	For all periods presented, the loss per share information reported in this release represents basic and diluted loss per share. As a result of the net loss reported for the respective periods presented, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would reduce the loss. The loss per share for the three months ended December 31, 2002, September 30, 2002, and December 31, 2001, include the impact of preferred dividends and accretion of $25 million, $43 million and $42 million, respectively. In addition, the loss per share for the three months ended December 31, 2002 and September 30, 2002, include the effect of $100 million and $29 million, respectively, of conversion expense associated with the repurchase of 8% redeemable convertible preferred stock.

[2]	Further details on the charges impacting results are available in Exhibit D in the accompanying financial reporting package.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Exhibits to January 22, 2003 Press Release

Exhibit A	Consolidated statements of operations for the three months ended December 31, 2002, September 30, 2002 and December 31, 2001.

Exhibit B	Consolidated balance sheets as of December 31, 2002 and September 30, 2002.

Exhibit C	Consolidated statements of cash flows for the three months ended December 31, 2002 and 2001.

Exhibit D	Summary financial data.

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	Three months ended

	December 31,	September 30,	December 31,
	2002	2002	2001

REVENUES
Products	$1,607	$1,723	$2,811
Services	468	554	768

Total Revenues	2,075	2,277	3,579

COSTS
Products	1,218	2,041	2,510
Services	403	572	634

Total costs (a)	1,621	2,613	3,144

Gross margin	454	(336)	435
Gross margin %	21.9%	(14.8%)	12.2%

OPERATING EXPENSES
Selling, general and administrative, before amortization of goodwill and other acquired intangibles and provision for (recovery of) bad debts and customer financings	482	521	720
Amortization of goodwill and other acquired intangibles	5	32	74
Provision for (recovery of) bad debts and customer financings	(91)	424	451

Selling, general and administrative	396	977	1,245
Research and development	389	685	621
Business restructuring charges, (reversals) and asset impairments, net	(19)	788	(79)

Total operating expenses	766	2,450	1,787
Operating loss	(312)	(2,786)	(1,352)
Other income, net	22	50	540
Interest expense	94	98	97

Loss before income taxes	(384)	(2,834)	(909)
Provision (benefit) for income taxes	(120)	(25)	(486)

Net loss	(264)	(2,809)	(423)
Conversion expense - 8% redeemable convertible preferred stock	(100)	(29)	—
Preferred dividends and accretion	(25)	(43)	(42)

Net loss applicable to common shareowners	$(389)	$(2,881)	$(465)

Basic and diluted net loss per share applicable to common shareowners	$(0.11)	$(0.84)	$(0.14)

Weighted average number of common shares outstanding	3,581.2	3,439.6	3,416.3

(a)	For the periods presented, costs include a net business restructuring charge related to inventory write-downs of $5, $11 and $11, respectively.

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; $ in millions except share amounts)

	December 31,	September 30,
	2002	2002

Assets:
Cash and cash equivalents	$2,408	$2,894
Short-term investments	1,330	1,526
Receivables, less allowances of $321 and $325, respectively	1,466	1,647
Inventories	1,093	1,363
Contracts in process, net	172	10
Other current assets	1,774	1,715

Total current assets	8,243	9,155
Property, plant and equipment, net	2,036	1,977
Prepaid pension costs	4,184	4,355
Goodwill and other acquired intangibles, net	219	224
Other assets	1,753	2,080

Total assets	$16,435	$17,791

Liabilities:
Accounts payable	$1,114	$1,298
Payroll and benefit-related liabilities	843	1,094
Debt maturing within one year	193	120
Other current liabilities	3,397	3,814

Total current liabilities	5,547	6,326
Postretirement and postemployment benefit liabilities	4,949	5,230
Pension liability	2,691	2,752
Long-term debt	3,234	3,236
Company-obligated mandatorily redeemable preferred securities of subsidiary trust	1,532	1,750
Other liabilities	1,526	1,551

Total liabilities	19,479	20,845
Commitments and contingencies 8.00% redeemable convertible preferred stock (a)	1,298	1,680
Shareowners’ deficit:
Common stock (b)	37	35
Additional paid-in capital	21,164	20,606
Accumulated deficit	(22,289)	(22,025)
Accumulated other comprehensive loss	(3,254)	(3,350)

Total shareowners’ deficit	(4,342)	(4,734)

Total liabilities, redeemable preferred stock and shareowners’ deficit	$16,435	$17,791

(a)	$1.00 per share par value; 1,318,112 shares issued and outstanding as of December 31, 2002 and 1,710,500 shares issued and outstanding as of September 30, 2002; $1,000.00 per share redemption value.

(b)	$0.01 per share par value; 10,000,000,000 authorized shares; 3,714,625,955 issued and 3,713,350,863 outstanding as of December 31, 2002 and 3,491,585,126 issued and 3,490,310,034 outstanding as of September 30, 2002.

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; $ in millions)

	Three Months Ended December 31,

	2002	2001

Operating Activities
Net loss	(264)	(423)
Adjustments to reconcile net loss to net cash used in operating activities, net of effects of acquisitions and dispositions of businesses and manufacturing operations:
Non-cash portion of business restructuring (reversals) charges	(31)	21
Depreciation and amortization	254	416
Provision for (recovery of) bad debt and customer financing	(91)	451
Deferred income taxes	—	(515)
Net pension and postretirement benefit credit	(134)	(238)
Gains on sales of businesses and manufacturing operations	—	(583)
Other adjustments for non-cash items	(71)	69
Changes in operating assets and liabilities:
Decrease in receivables	179	1,181
Decrease in inventories and contracts in process	116	697
Decrease in accounts payable	(191)	(553)
Changes in other operating assets and liabilities	(509)	(931)

Net cash used in operating activities from continuing operations	(742)	(408)

Investing Activities
Capital expenditures	(155)	(116)
Dispositions of businesses and manufacturing operations, net of cash and cash equivalents	—	2,184
Sales and maturities of short-term investments	200	—
Other investing activities	77	74

Net cash provided by investing activities from continuing operations	122	2,142

Financing Activities
Repayments of credit facilities	—	(1,000)
Net proceeds (repayments) of other short-term borrowings	109	(57)
Other financing activities	(1)	21

Net cash provided by (used in) financing activities from continuing operations	108	(1,036)
Effect of exchange rate changes on cash and cash equivalents	26	(1)

Net cash (used in) provided by continuing operations	(486)	697
Net cash used in discontinued operations	—	(18)

Net (decrease) increase in cash and cash equivalents	(486)	679
Cash and cash equivalents at beginning of year	2,894	2,390

Cash and cash equivalents at end of year	$2,408	$3,069

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

Summary of significant items impacting results		Three months ended

		December 31,	September 30,	December 31,
Items previously excluded in pro forma results:		2002	2002	2001

Business restructuring (charges)/reversals and asset impairments, net		$14	$(799)	$68
Amortization of goodwill and other acquired intangibles		(5)	(32)	(74)
Pretax income (loss) of optical fiber business		—	—	(73)
Gain on the sale of the optical fiber business		—	141	523
Legal settlement related to Consumer Product business		80	—	—
Tax impact		—	13	(110)

Subtotal		$89	$(677)	$334

Per share impact		$0.02	$(0.20)	$0.09

Other significant items:
Inventory related charges impacting gross margin and adjustments related to certain long-term contracts and customer obligations, including a significant customer financing default		$—	$(700)	$—
Bad debt provision for significant customer financing default		—	(250)	—
Recoveries on customer financings		80	—	—
Research and development asset impairment charge primarily resulting from anticipated delays in the UMTS market		—	(250)	—
Items impacting other income including gains from certain divestitures, interest income related to a tax settlement and certain investment impairment charges		—	(100)	134
Tax settlements and other tax impacts			—	8
Impact of 8% convertible preferred stock and 7.75% convertible trust preferred securities shares repurchased in exchange for common shares
Other inc (exp) - 7.75% securities	(31)
Conversion expense - 8% securities	(100)
Tax Benefit	105
Net impact	(26)	(26)	(29)	—

Subtotal		$54	$(1,329)	$142

Per share impact		$0.02	$(0.39)	$0.04

Total		$143	$(2,006)	$476

Per share impact		$0.04	$(0.59)	$0.13

Customer Financing

	December 31, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$683	$500	$183
Available but not drawn	61	18	43
Not available	—	—	—

Total	$744	$518	$226

Reserves	$567

	September 30, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,098	$909	$189
Available but not drawn	93	51	42
Not available	151	151	—

Total	$1,342	$1,111	$231

Reserves	$951

	December 31, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,169	$788	$381
Available but not drawn	971	938	33
Not available	347	262	85

Total	$2,487	$1,988	$499

Reserves	$718

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

		Three months ended

		December 31,	September 30,	December 31,
		2002	2002	2001

Results by Segment *
Total Revenues	Integrated Network Solutions (INS)	$1,015	$1,240	$1,854
	Mobility Solutions (Mobility)	1,008	923	1,460
	Optical Fiber business	—	—	114
	Other	52	114	151

	Total revenues	$2,075	$2,277	$3,579

U.S. Revenues
	INS	$548	$681	$1,010
	Mobility	668	663	1,045
	Optical Fiber business	—	—	61
	Other	76	94	117

	Total revenues — U.S	$1,292	$1,438	$2,233

Non-U.S. Revenues
	INS	$467	$559	$844
	Mobility	340	260	415
	Optical Fiber business	—	—	53
	Other	(24)	20	34

	Total revenues — Non-U.S	$783	$839	$1,346

Operating income (loss)
	INS	$(133)	$(924)	$(934)
	Mobility	13	(827)	(152)

	Total segment operating loss	(120)	(1,751)	(1,086)
	Amortization of goodwill and other acquired intangibles	(5)	(32)	(74)
	Business restructuring and asset impairments, net	14	(799)	68
	Optical Fiber business	—	—	(68)
	Other	(201)	(204)	(192)

	Total operating loss	$(312)	$(2,786)	$(1,352)

Products and Services Revenues
	Switching and access	$655	$666	$865
	Optical networking products	174	267	477
	Wireless products	723	680	1,214
	Services	468	554	768
	Optical Fiber business	—	—	114
	Other	55	110	141

	Total revenues	$2,075	$2,277	$3,579

*	Segment information for prior periods has been reclassified to conform to the current period presentation.